EXHIBIT 99.1

Terra Tech Corp. Granted Two Permits to Open Cannabis Dispensaries in Santa Ana, California

New permits for Dyer Road and Carnegie Avenue will allow Company to expand its presence in Orange County

IRVINE, Calif. July 24, 2018 -- Terra Tech Corp. (OTCQX: TRTC), (“Terra Tech” or the “Company”) a vertically integrated cannabis-focused agriculture company, is pleased to announce it has been granted two permits by the City of Santa Ana to operate one retail dispensary on Dyer Road and one on Carnegie Avenue in Santa Ana, California.

Derek Peterson, CEO of Terra Tech, commented, “We first entered the Southern California market in September of last year when we commenced operating and managing a cannabis dispensary in Santa Ana. We are proud to have successfully leveraged this first mover advantage to obtain two new retail permits and expand our presence in Orange County.”

The first dispensary will be located at 620 East Dyer Road, with plans to become a fully vertical cannabis complex. The Company purchased this 44,000 square foot facility in January 2018, to expand its presence in Southern California. Following the receipt of the permit, the Company will avail itself of the opportunity to acquire vertically integrated permits from City of Santa Ana to conduct cultivation, distribution, and manufacturing on site. The Company plans to develop the property to include a retail dispensary; increase the size of the facility to over 50,000 square feet and transform it into a vertically integrated cannabis complex. In addition, the Company plans to include an event facility to host large-scale cannabis themed events, such as concerts and movie nights. The Dyer Road facility is adjacent to the 55 Freeway and acts as an entry point into the Southern California marketplace, allowing the Company to benefit from the area’s high population density and traffic. Potential revenues from the retail dispensary, when at full capacity and under current market conditions, are expected to be between $7 million and $10 million per year.

Mr. Peterson continued, “The Dyer Road facility is in a densely populated area, with approximately 4,100,000 residents living within 20 miles of the location, and is expected to provide cannabis delivery services to other locations that don’t have brick and mortar stores. We are pleased to have secured a retail permit for this sought-after location.”

The second dispensary will be located at 1815 E. Carnegie Avenue. The Company also plans to apply for cultivation, manufacturing and distribution permits at this location. Terra Tech selected this 30,000 square foot location because it borders Irvine and Tustin, which have a combined population of over 350,000 residents and have no cannabis dispensaries. The Company believes this strategic location will allow it to serve as a delivery hub to Orange County, opening a new untapped market.

“The Carnegie Avenue location represents an exciting opportunity for Terra Tech due to the scarcity of dispensaries in Southern California, especially Irvine which has no cannabis dispensaries, despite its relatively affluent and young demographics. We are excited to commence development work at both the Dyer Road and Carnegie Avenue locations and would like to extend our thanks to the City of Santa Ana for its ongoing support of the cannabis industry,” concluded Mr. Peterson.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada and California. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Ahold, Aldi, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ http://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ http://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ http://www.facebook.com/ivxxbrand?fref=ts

CONTACTS

Terra Tech Corp.

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

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